                                                                     Exhibit 2.2


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                              STOCK PURCHASE AGREEMENT


                                   BY AND BETWEEN


                       POLYVISION CORPORATION (THE "BUYER"),


                     ALLIANCE INTERNATIONAL GROUP, INC. ("AIG")


                                        AND


                      THE STOCKHOLDERS OF AIG (THE "SELLERS")


                                  ----------------


                           DATED AS OF SEPTEMBER 1, 1998



                       ========================================

                                  TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I DEFINITIONS; SALE OF STOCK AND TERMS OF PAYMENT. . . . . . . . . .  1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  The Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.3  Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.4  Escrowed Purchase Price. . . . . . . . . . . . . . . . . . . . . .  6
     1.5  Time and Place of Closing. . . . . . . . . . . . . . . . . . . . .  6
     1.6  Deliveries by the Sellers. . . . . . . . . . . . . . . . . . . . .  7
     1.7  Deliveries by the Buyer. . . . . . . . . . . . . . . . . . . . . .  7
     1.8  Designation of Sellers' Agent. . . . . . . . . . . . . . . . . . .  7
     1.9  Indemnification of Sellers' Agent. . . . . . . . . . . . . . . . .  8

ARTICLE II REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS AND
THE SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.1  Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.2  Execution. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.3  Consents and Approvals; No Violation . . . . . . . . . . . . . . .  9

ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES . . . .  9
     3.1  Corporate Organization; Etc. . . . . . . . . . . . . . . . . . . .  9
     3.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.4  Authority Relating to this Agreement . . . . . . . . . . . . . . .  10
     3.5  Consents and Approvals; No Violations. . . . . . . . . . . . . . .  10
     3.6  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  11
     3.7  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . .  11
     3.8  Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  11
     3.9  Contracts and Commitments. . . . . . . . . . . . . . . . . . . . .  12
     3.10 No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .  12
     3.11 No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.13 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.14 Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . .  14
     3.15 Title to Properties. . . . . . . . . . . . . . . . . . . . . . . .  14
     3.16 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  15
     3.17 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.18 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  15
     3.19 Governmental Permits . . . . . . . . . . . . . . . . . . . . . . .  16
     3.20 Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.21 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     3.22 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . .  17


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

     3.23 Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.24 Certain Business Relationships with AIG. . . . . . . . . . . . . .  18
     3.25 Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . .  19
     4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.2  Authority Relative to this Agreement . . . . . . . . . . . . . . .  19
     4.3  Consents and Approvals; No Violation . . . . . . . . . . . . . . .  19
     4.4  Acquisition of Stock for Investment. . . . . . . . . . . . . . . .  19
     4.5  Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.6  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.7  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . . .  20
     4.8  Projections. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . .  20
     5.1  Conduct of the Business of AIG . . . . . . . . . . . . . . . . . .  20
     5.2  Confidentiality Agreements . . . . . . . . . . . . . . . . . . . .  21
     5.3  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.4  Access and Information . . . . . . . . . . . . . . . . . . . . . .  22
     5.5  HSR Act and Other Filings. . . . . . . . . . . . . . . . . . . . .  23
     5.6  Public Announcements . . . . . . . . . . . . . . . . . . . . . . .  23
     5.7  Discharge of Obligations . . . . . . . . . . . . . . . . . . . . .  23
     5.8  Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.9  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.10 Disclosure Supplements . . . . . . . . . . . . . . . . . . . . . .  24
     5.11 Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . . .  24
     5.12 No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . .  24
     5.13 Qualifying Shares. . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.14 Notice of Developments . . . . . . . . . . . . . . . . . . . . . .  25
     5.15 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.16 Non-Competition; Non-Solicitation. . . . . . . . . . . . . . . . .  25

ARTICLE VI CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . .  26
     6.1  Conditions to the Obligations of the Sellers . . . . . . . . . . .  26
     6.2  Conditions to the Obligations of the Buyer . . . . . . . . . . . .  27

ARTICLE VII TERMINATION AND ABANDONMENT. . . . . . . . . . . . . . . . . . .  29
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     7.2  Procedure and Effect of Termination. . . . . . . . . . . . . . . .  29
     7.3  Certain Payments Upon Termination. . . . . . . . . . . . . . . . .  30

ARTICLE VIII SURVIVAL AND INDEMNIFICATION. . . . . . . . . . . . . . . . . .  31
     8.1  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     8.2  Limitations on Certain Indemnity . . . . . . . . . . . . . . . . .  31
     8.3  Claims for Indemnity . . . . . . . . . . . . . . . . . . . . . . .  33



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

     8.4  Right to Defend. . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE IX MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . .  33
     9.1  Amendment and Modification . . . . . . . . . . . . . . . . . . . .  33
     9.2  Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . .  34
     9.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     9.4  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     9.5  Governing Law; Consent to Jurisdiction . . . . . . . . . . . . . .  35
     9.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.7  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.8  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.9  Facsimile Signature. . . . . . . . . . . . . . . . . . . . . . . .  35

                                   LIST OF EXHIBITS

EXHIBIT A:          Outstanding Indebtedness
EXHIBIT B:          List of Sellers
EXHIBIT C:          Financial Statements
EXHIBIT D:          Debt Commitments
EXHIBIT E:          Escrow Agreement
EXHIBIT F:          Royalty Agreement
EXHIBIT G:          Opinion of Sellers' Counsel
EXHIBIT H:          Employment Agreement of Michael H. Dunn

                                  LIST OF SCHEDULES

Section 3.2(a)      Capitalization of the Companies
Section 3.2(b)      Derivative Securities of AIG
Section 3.3(a)      Subsidiaries
Section 3.3(b)      Derivative Securities of the Subsidiaries
Section 3.5         Consents and Approvals
Section 3.7         Absence of Certain Changes
Section 3.8         Compliance with Law
Section 3.9(a)      Contracts and Commitments
Section 3.9(b)      Contract Defaults
Section 3.10        Undisclosed Liabilities
Section 3.11        Legal Defaults
Section 3.12(a)     Litigation
Section 3.12(b)     Orders
Section 3.13        Taxes
Section 3.15        Title to Properties
Section 3.16        Intellectual Property
Section 3.17        Insurance
Section 3.18        Environmental Matters


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

Section 3.19        Governmental Permits
Section 3.20        Warranties
Section 3.21        Employees
Section 3.22        Employee Benefits
Section 3.23        Guarantees
Section 3.24        Certain Business Relationships























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

                               STOCK PURCHASE AGREEMENT

       THIS AGREEMENT is made as of September 1, 1998, by and among PolyVision Corporation, a New York corporation (the "Buyer"), Alliance International Group, Inc., a Delaware corporation ("AIG"), and Wind Point Partners III, L.P., a Delaware limited partnership ("Wind Point"), and the other stockholders of AIG listed on the signature page hereto (together with Wind Point, individually, a "Seller" and, collectively, the "Sellers").

                                       RECITALS

       A. The Sellers own all of the issued and outstanding common stock of AIG; and

       B. The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all (and not less than all) of the issued and outstanding common stock of AIG, on the terms and conditions of this Agreement.

                                      AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                      ARTICLE I

                   DEFINITIONS; SALE OF STOCK AND TERMS OF PAYMENT

       1.1 DEFINITIONS. The terms defined in this SECTION 1.1, whenever used herein, shall have the following meanings for all purposes of this Agreement.

       "Actions" shall have the meaning set forth in Section 3.12 hereof.

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

       "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504.

       "AIG" means Alliance International Group, Inc. (formerly known as AIG Holdings, Inc), a Delaware corporation.

       "Alliance America" means Alliance America Corporation, a Georgia corporation and wholly-owned Subsidiary of AIG.

       "Alliance Europe" means Alliance Europe N.V., a Belgian corporation.

       "Alliance Graphics" means Alliance Graphics, N.V., a Belgian corporation.

       "Alliance Pacific" means Alliance Pacific Ceramicsteel Ltd., a Hong Kong corporation.

       "Alliance Pentagon" means Alliance Pentagon A/S, a Danish corporation.

       "Arrangements" shall have the meaning set forth in Section 3.19 hereof.

       "Aubecq" means Emailleries de Blanc Misseron A. Aubecq S.A., a French corporation.

       "Basis" means any past or present fact, situation, condition, activity, practice, plan, occurrence, failure to act or transaction that forms or could form the basis for any specified consequence.

       "Benefit Agreement" shall have the meaning set forth in Section 5.12 hereof.

       "Business" means the businesses engaged in by the Companies on or prior to the Closing Date, which consists of, among other things, in the United States, Europe and Asia, (a) the manufacture and supply of porcelain on steel materials to fabricators of marker boards and chalkboards, (b) the manufacture, distribution and sale of porcelain on steel screen and non-screen printed interior/exterior panels, (c) the manufacture, distribution and sale of porcelain on steel applied through thick film technology for use in various industrial applications, (d) the manufacture, distribution and sale of continuous coil process ceramic steel products, and (e) the manufacture, distribution and sale of ceramic steel projection screens.

       "Closing Date" shall have the meaning set forth in Section 1.5 hereof

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Common Stock" means the common stock of AIG, par value $.001 per share.

       "Companies" means AIG, Alliance America and the Foreign Subsidiaries, and "Company" means any of them.

       "Confidential Information" means all confidential information and trade secrets of the Companies including, without limitation, the identities, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals.

       "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

       "Debt Commitments" shall have the meaning set forth in Section 4.5 hereof.

       "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

       "Disclosure Schedule" means the Disclosure Schedule prepared by the Seller and dated the date of this Agreement, providing disclosures as required under Article III of this Agreement.

       "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

       "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

       "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

       "Encumbrance" means any lien, encumbrance, security interest, charge, pledge or restriction on transfer of any nature whatsoever.

       "Environmental and OSHA Requirements" shall mean any Legal Requirements relating to Environmental Laws and Occupational Safety and Health Laws and all Permits related thereto.

       "Environmental Laws" shall mean any Legal Requirements relating to protection or regulation of the environment or regulating or relating to the emission, discharge, disposal, treatment, transportation, storage, release or threatened release of Hazardous Materials into the environment, including ambient air, surface water, ground water, land surface or subsurface strata, or otherwise regulating or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and Orders, notices and demands issued, entered, promulgated or approved thereunder.

       "Equitable Exceptions" shall have the meaning set forth in Section 2.2 hereof.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "Escrow Agent" shall mean the Escrow Agent under the Escrow Agreement or any other Escrow Agent or Agents appointed pursuant to such Agreement.

       "Escrow Agreement" shall mean the Escrow Agreement to be entered into among the Buyer, the Sellers and the Escrow Agent.

       "Excess Loss Account" has the meaning set forth in Treas. Reg. Section 1.1502-19.

       "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

       "Financing" shall have the meaning set forth in Section 4.5 hereof.

       "Foreign Subsidiaries" means Alliance Pacific, Alliance Europe and its Subsidiaries, including Alliance Graphics, Alliance Pentagon and Aubecq.

       "GAAP" shall have the meaning set forth in Section 3.6 hereof.

       "Governmental Entity" shall have the meaning set forth in Section 3.5 hereof.

       "Hazardous Materials" means any pollutant, contaminant, toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined, listed, regulated or qualifying as such in (or for the purposes of) any Environmental Law.

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder.

       "Insurance Policies" shall have the meaning set forth in Section 3.17 hereof.

       "Intellectual Property" means all present and future rights in patents, copyrights, trademarks, service marks, trade names, logos, trade secrets, computer software, technical know-how and applications and registration therefor used in connection with the Business, including without limitation, the Intellectual Property listed in SCHEDULE 3.16 to the Disclosure Schedule.

       "Key Employee" shall mean each of Michael H. Dunn and  Richard J. Still.

       "Legal Requirements" means all foreign, federal, state and local statutes, laws, decrees, ordinances, codes, rules and regulations or Orders of any Governmental Entity.

       "Liability" means any known liability (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "Material Adverse Effect" shall be deemed to mean a material adverse impact on (a) the business, operations, assets, liabilities or condition (financial or otherwise) of the Companies taken as a whole, (b) the ability of AIG or the Sellers to perform their respective obligations in any material respect under this Agreement or (c) the validity or enforceability of this Agreement in any material respect. As to all of the matters qualified in this Agreement by reference to a Material Adverse Effect (whether stated in one or more than one Section hereof), the effects thereof shall be considered cumulatively and in the aggregate in determining materiality.

       "Most Recent Balance Sheet" means the Companies' consolidated and consolidating balance sheet as of the date of the Most Recent Financial Statements.

       "Most Recent Financial Statements" has the meaning set forth in SECTION 3.6.

       "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) or ERISA Sec. 4001(a).

       "Occupational Safety and Health Law" means the Occupational Safety and Health Act of 1970 and any other Legal Requirements or Orders regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as amended.

       "Order" shall mean any order, writ, injunction, decree, judgment, award, determination or written direction of any court, arbitrator or Governmental Entity.

       "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) since January 1, 1998.

       "PBGC" means the Pension Benefit Guaranty Corporation.

       "Permits" has the meaning set forth in Section 3.19.


       "Person" means any individual, corporation, limited liability company, partnership, trust, government, governmental agency or authority, or other entity.

       "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

       "Purchase Price" shall have the meaning set forth in Section 1.3 hereof.

       "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

       "Sellers' Knowledge" means the actual knowledge as of the date hereof of Richard R. Kracum, James E. Forrest, Jeffrey Gonyo and, following the reasonable investigation of the records of the Companies, Michael H. Dunn, Richard J. Still, Robert Krol, Lynn M. Turner, Richard Berry and Gerard Thys.

       "Royalty Agreement" shall mean the Royalty Agreement to be entered into between AIG and the Sellers.

       "Shares" shall have the meaning set forth in Section 1.2 hereof.

       "Subsidiary" of a Person means a corporation of which such Person owns, directly or indirectly, 50% or more of the outstanding voting stock.

       "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, customs duties, franchise, withholding, social security (or similar), real property, personal property, sales, use, transfer, value added or other tax including any interest, penalty or addition thereto, whether disputed or not.

       "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       Additional definitions are set forth within this Agreement and shall have the meanings given them in this Agreement.

       1.2 THE SALE. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.5 hereof), the Sellers will sell, assign, transfer and deliver to the Buyer, and the Buyer will accept and purchase from the Sellers, an aggregate of 86,500 shares of Class A Common Stock, par value $.01 per share, and 82,000 shares of Class B Common Stock, par value $.01 per share, of AIG (collectively, the "Shares"), constituting all of the issued and outstanding capital stock of AIG on the Closing Date. In addition, Richard Kracum shall transfer the single shares of Alliance Europe and Alliance Graphics held by him, and Richard Kracum and Jeffrey Gonyo shall transfer the shares of Aubecq held by them (such shares, the "Qualifying Shares"), to the Buyer or the Buyer's designee(s) at the Closing for a consideration of $1.00 per Qualifying Share.

       1.3 CONSIDERATION. Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Shares, the Buyer will pay to the Seller the aggregate sum (the "Purchase Price"), of (a) $75,000,000 minus (i) the principal and interest and all other charges of indebtedness set forth on EXHIBIT A attached hereto other than the prepayment premium to The Northwestern Mutual Life Insurance Company ("NML") plus (ii) one half of the prepayment premium on the indebtedness owed to NML (up to a maximum payment by the Buyer of $800,000) (the "Cash Portion"), plus (b) all amounts payable by AIG from time to time pursuant to the Royalty Agreement (the "Deferred Portion"). The Cash Portion shall be payable by the Buyer at the Closing by (i) delivering to and depositing with the Escrow Agent under the Escrow Agreement, on behalf of the Sellers, $2,000,000 pursuant to Section 1.4 and (ii) paying to the Sellers the remaining Cash Portion in cash, by wire transfer of immediately available funds to an account designated by the Sellers' Agent (as such term is defined in Section 1.8), for the benefit of the Sellers, in writing to the Buyer. The Deferred Portion shall be payable in accordance with the Royalty Agreement.

       1.4 ESCROWED PURCHASE PRICE. At the Closing, the Buyer shall deliver to and deposit with the Escrow Agent under the Escrow Agreement, $2,000,000 in cash (the "Escrow Deposit"), by wire transfer of immediately available funds to such account designated by such Escrow Agent in writing to the Buyer.

       1.5 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated in Sections 1.2, 1.3 and 1.4 of this Agreement (the "Closing") will take place at the offices of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, The MetLife Building, 200 Park Avenue, 15th Floor, New York, New York 10166 at 10:00 a.m. on or before October 6, 1998, or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

       1.6 DELIVERIES BY THE SELLERS. At the Closing, the Sellers will deliver the following to the Buyer:

               (a) stock certificates representing all of the Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to the Buyer good and valid title to all of the Shares (transfer of the Shares of any Foreign Subsidiaries which are not certificated shall be effectuated and evidenced by the recording of such transfer of ownership on the respective shareholders' registers of Alliance Europe, Alliance Graphics and Aubecq);

               (b)    the certificate contemplated by Section 6.2(e); and

               (c) all other documents, instruments and writings reasonably requested by the Buyer or required hereby.

       1.7 DELIVERIES BY THE BUYER. At the Closing, the Buyer will deliver the following to the Sellers:

               (a)    the Purchase Price to be paid to the Sellers;

               (b)    the certificate contemplated by Section 6.1(e); and

               (c) all other documents, instruments and writings reasonably requested by the Sellers or required hereby.

       1.8 DESIGNATION OF SELLERS' AGENT. Each Seller hereby irrevocably appoints Wind Point (the "Sellers' Agent") as the true and lawful agent and attorney-in-fact of such Seller with full power of substitution (a) to receive and act upon all notices and advices required or permitted under this Agreement, the Escrow Agreement and the Royalty Agreement, including, without limitation, all notices pursuant to Section 9.3 hereunder; (b) to give all notices and advices required or permitted hereunder or thereunder; (c) to deliver or authorize the delivery of the Shares to be sold by such Seller pursuant to this Agreement, with all accompanying evidences of transfer and authenticity, to the Buyer in accordance with the terms of this Agreement; (d) to accept from Buyer on behalf of the Sellers the entire Purchase Price paid to the Sellers for all of the Shares, to direct the payment of expenses contemplated to be paid by the Sellers and to remit the net proceeds to each of the Sellers in accordance with each such Seller's pro rata portion of the Purchase Price pursuant to this Agreement, the Escrow Agreement and the Royalty Agreement; (e) to present certificates representing such Shares for transfer on the books of AIG; and (f) unless otherwise provided herein, to take all such other actions and execute such other documents, agreements, certificates and instruments on behalf of such Seller as may be necessary or desirable in order to consummate the sale of the Shares to be sold by such Seller pursuant to this Agreement, the Escrow Agreement and the Royalty Agreement. Notwithstanding the foregoing, the Sellers' Agent may not, on behalf of the Sellers, agree to any waiver or amendment to this Agreement without the prior written consent of the Sellers holding a majority of the Shares. This power of attorney is a power coupled with an interest, and each such Seller declares that it is irrevocable and that it shall survive the death, disability, incapacity or incompetency of such Seller and in all other circumstances. The Buyer may rely on any action or document of Wind Point taken or executed pursuant to this power of attorney.

       1.9 INDEMNIFICATION OF SELLERS' AGENT. Each Seller shall reimburse and indemnify the Sellers' Agent to the fullest extent permitted, in proportion to such Seller's respective interest in the Shares being purchased by the Buyer, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all expenses) which may be imposed on, incurred by or asserted against the Sellers' Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement, provided that no Seller shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Sellers' Agent's gross negligence or willful misconduct.

                                     ARTICLE II

                           REPRESENTATIONS AND WARRANTIES
                       RELATING TO THE SELLERS AND THE SHARES

       Each Seller hereby represents and warrants to the Buyer with respect to itself and its Shares as follows:

       2.1 OWNERSHIP. EXHIBIT B hereto contains a true and complete list of the names and addresses of the holders of record of all of the Shares, and the number of Shares held by each such Seller. All of the Shares are owned beneficially and of record by such Seller. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by such Seller (including any right of conversion or exchange under any outstanding security or other instrument) of such Shares. Upon consummation of the transactions contemplated hereby, the Buyer will acquire good and valid title to all of the Shares, free and clear of all Encumbrances, options, warrants or other rights.

       2.2 EXECUTION. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium (whether general or specific) or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the "Equitable Exceptions"). Such Seller has full power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder.

       2.3 CONSENTS AND APPROVALS; NO VIOLATION. Except for consents under the HSR Act and a possible competition filing in Belgium, there is no requirement applicable to such Seller to make any filing with, or to obtain any Permit of, any Governmental Entity as a condition to the lawful consummation by such Seller of the sale of the Shares pursuant to this Agreement, other than any such requirement that is applicable to such Seller as a result of the specific legal or regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is or proposes to be engaged (other than the Business). Neither the execution and delivery of this Agreement by such Seller nor the sale by such Seller of the Shares pursuant to this Agreement will (a) conflict with, violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of such Seller if it is a corporation or of the Agreement of Limited Partnership of such Seller if it is a partnership, or any agreement, lease or other instrument or obligation to which such Seller is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall prior to the Closing be obtained, or (b) violate any Order applicable to such Seller or any of such Seller's assets, excluding from the foregoing clauses (a) and (b) such defaults, rights and violations which, in the aggregate, would not have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement and such defaults, rights and violations which would occur as a result of the specific legal or regulatory status of the Buyer or as a result of any other facts that specifically relate to the business or activities in which the Buyer is or proposes to be engaged (other than the Business).

                                    ARTICLE III

                           REPRESENTATIONS AND WARRANTIES
                             RELATING TO THE COMPANIES

       Each of the Sellers hereby jointly and severally, subject to Section 8.1(c) hereof, further represents and warrants to the Buyer as follows:

       3.1 CORPORATE ORGANIZATION; ETC. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to be so organized, existing and in good standing or to have such power or authority is not, in the aggregate, reasonably likely to have a Material Adverse Effect. Each of the Companies is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect. True and complete copies of the Certificate of Incorporation and By-laws (or other comparable governing documents) of AIG, Alliance America and each of the Foreign Subsidiaries, in each case as presently in effect, have previously been delivered to the Buyer.

       3.2 CAPITALIZATION. The capitalization of each of the Companies is set forth on SECTION 3.2(A) of the Disclosure Schedule. Immediately prior to or simultaneously with the Closing, all shares of capital stock of AIG other than the Shares shall be canceled or redeemed. All of the issued and outstanding shares of capital stock of the Companies are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. SECTION 3.2(B) of the Disclosure Schedule sets forth as of the date of this Agreement all outstanding (a) securities convertible into or exchangeable for the capital stock of AIG, (b) options, warrants or other rights to purchase or subscribe for capital stock of AIG or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of AIG, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, AIG is subject or bound. Immediately prior to the Closing, all such securities, contracts and other rights referred to in the previous sentence shall have been canceled and Buyer will upon Closing, directly or indirectly, be the owner of the capital stock of all of the Companies free and clear of all Encumbrances, options, warrants or other rights. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of any Company.

       3.3     SUBSIDIARIES.  All of the Subsidiaries of AIG are listed in
SECTION 3.3(A) of the Disclosure Schedule, together with their jurisdiction of incorporation or organization and the percentage interest held directly or indirectly by AIG. Except as set forth in SECTION 3.3(A) of the Disclosure Schedule, all issued and outstanding shares of capital stock of such Subsidiaries are validly issued, fully paid and nonassessable, and are owned free and clear of all Encumbrances. Except as set forth in SECTION 3.3(B) of the Disclosure Schedule, as of the date of this Agreement, there are no outstanding
(a) securities convertible into or exchangeable for the capital stock of any of such Subsidiaries, (b) options, warrants or other rights to purchase or subscribe for capital stock of any of such Subsidiaries or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of any of such Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights pursuant to which, in any of the foregoing cases, any such Subsidiary is bound.

       3.4 AUTHORITY RELATING TO THIS AGREEMENT. No corporate authorization or other corporate proceedings are required on the part of any of the Companies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

       3.5     CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as set forth in
SECTION 3.5 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) violate any provision of the Certificate of Incorporation or By-laws (or other comparable governing documents) of any of the Companies, (b) require any Permit of, or filing with or notification to, any governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), except for (i) such filings as may be required as a result of the specific legal or regulatory status of the Buyer, or as a result of any other facts that specifically relate to the business or activities in which the Buyer is or proposes to be engaged (other than the Business), (ii) non-material Permits, filings or notifications, (c) result in a material violation or a breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any Contracts to which any of the Companies is a party or by which any of the Companies may be bound, or with respect to which requisite waivers or consents have been or shall prior to the Closing be obtained or (d) violate in any material respect any applicable Legal Requirements or Orders of any Governmental Entity.

       3.6 FINANCIAL STATEMENTS. Attached hereto as EXHIBIT C are the following financial statements (collectively, the "Financial Statements"): (i) audited consolidated and consolidating balance sheets, consolidated statements of income, consolidated statements of retained earnings and consolidated statements of cash flows of AIG as of and for the fiscal years ended December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997, in each case with related footnotes (collectively, the "Historical Financial Statements"); and (ii) unaudited consolidated and consolidating balance sheet and consolidated and consolidating statement of income for the six months ended June 30, 1998 of AIG ("Most Recent Financial Statements"). The Historical Financial Statements fairly present in all material respects the consolidated financial position, operations and cash flows of AIG, as of the dates and for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein. The Most Recent Financial Statements fairly present in all material respects the financial position and operations of AIG as of the dates and for the periods presented therein, subject to normal year-end adjustment and absence of footnotes and other presentation items.

       3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in SECTION 3.7 of the Disclosure Schedule, since June 30, 1998, none of the Companies has (a) suffered any material change in its business, operations or financial position,
(b) conducted its business in any material respect not in the ordinary and usual course consistent with past practice, (c) except in the Ordinary Course of Business and consistent with past practice, (i) incurred any non-working capital or long-term indebtedness for borrowed money or issued any debt securities, or
(ii) assumed, guaranteed or endorsed the obligations of any other Person except for obligations of the Subsidiaries of AIG, (d) except in the Ordinary Course of Business consistent with past practice, (i) sold, transferred or otherwise disposed of any property or assets having an aggregate fair market value in excess of $100,000, or (ii) mortgaged or encumbered any of its material property or assets. Except as set forth in SECTION 3.7 of the Disclosure Schedule, since June 30, 1998, AIG has not paid any dividend or made any distribution to its shareholders or Affiliates of its shareholders.

       3.8 COMPLIANCE WITH LAW. Except as set forth in SECTION 3.8 of the Disclosure Schedule, as of the date of this Agreement:

               (a) The businesses of the Companies are not being conducted in violation of any Legal Requirements or any applicable Order of any Governmental Entity, except where any such violation would not have a Material Adverse Effect.

               (b) No written charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any Company which is currently pending and alleges any failure to comply with any Legal Requirements.

               (c) Each Company has filed in a timely manner all reports, documents and other materials it was required to file (and, to Sellers' Knowledge, the information contained therein was correct and complete in all material respects) under all applicable Legal Requirements.

               (d) Each Company has possession of all records and documents it was required to retain under all applicable Legal Requirements.

       3.9 CONTRACTS AND COMMITMENTS. SECTION 3.9(A) of the Disclosure Schedule sets forth a list of all material contracts, agreements, Benefit Agreements, Insurance Policies, real and personal property leases involving annual payments in excess of $100,000, and indentures, mortgages and notes or other instruments evidencing indebtedness (contingent or otherwise), in each case whether written or, to Sellers' Knowledge, oral (collectively, the "Contracts"), to which any of the Companies is a party. Except as set forth in
SECTION 3.9(B) of the Disclosure Schedule, as of the date of this Agreement, none of the Companies are in default under any of the Contracts, except where any such default(s) would not have a Material Adverse Effect, or will otherwise be subject to cancellation, modification or termination or become subject to a default or event of default upon a change of control of any of the Companies. The Company has delivered or made available to the Buyer a correct and complete copy of each written arrangement and a detailed written summary of each oral arrangement listed in SECTION 3.9(A) of the Disclosure Schedule (each, an "Arrangement" and collectively, "Arrangements"). With respect to each material contract or agreement so listed: (A) the Arrangement is legal, valid, binding, enforceable, and in full force and effect in all material respects, except for the Equitable Exceptions; (B) the Arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, except for the Equitable Exceptions; (C) to Sellers' Knowledge, no other party thereto is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the Arrangement; and (D) no party has repudiated in writing any provision of the Arrangement.

       3.10 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Most Recent Balance Sheet, AIG and its subsidiaries did not have, at June 30, 1998, any Liabilities required by GAAP to be reflected on a consolidated balance sheet of AIG. Except as and to the extent set forth in
SECTION 3.10 of the Disclosure Schedule, since June 30, 1998, none of the Companies has incurred any Liabilities required by GAAP to be reflected on a consolidated balance sheet of AIG, except Liabilities incurred in the Ordinary Course of Business.

       3.11 NO DEFAULT. Except as set forth in SECTION 3.11 of the Disclosure Schedule, none of the Companies is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute such a default or violation) of any term, condition or provision of
(i) its Certificate of Incorporation or By-laws (or other comparable governing documents) or (ii) any Legal Requirements or any Order of any Governmental Entity applicable to such Company (except where any such default(s) or violation(s) would not have a Material Adverse Effect).

       3.12 LITIGATION. Except as set forth in SECTION 3.12(A) of the Disclosure Schedule, as of the date of this Agreement, there is no complaint, action, suit, proceeding, hearing or investigation (collectively, "Actions") pending, or, to Sellers' Knowledge, threatened, against any of the Companies before any Governmental Entity. Except as set forth in SECTION 3.12(B) of the Disclosure Schedule, as of the date of this Agreement, none of the Companies has received notice that it is subject to any outstanding material Order of any Governmental Entity. Except as set forth in SECTION 3.12(A) AND (B) of the Disclosure Schedule, to Seller's Knowledge, there is no reason to believe that any such Actions may be brought or threatened against any of the Companies.

       3.13    TAXES.

               (a) Each Company has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. Except for Taxes not yet due and payable, all Taxes shown on any Tax Return have been paid. Other than as set forth in SECTION 3.13 of the Disclosure Schedule, no Company is currently the beneficiary of any extension of time within which to file any Tax Return. To Sellers' Knowledge, no claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To Seller's Knowledge there are no material Encumbrances on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax. AIG and Alliance America have been affiliated corporations filing consolidated federal income tax returns since 1988.

               (b) Each Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

               (c) To Sellers' Knowledge, no authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute, audit or claim concerning any Tax Liability of the Companies either (i) claimed or raised by any authority in writing or, (ii) to Seller's Knowledge, based upon personal contact with any agent of such authority.

               (d) No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (e) No Company has filed a consent under Code Sec. 341(f) concerning collapsible corporations. No Company has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(11). No Company is a party to any Tax allocation or sharing agreement. No Company has ever been (nor does it have any Liability for unpaid Taxes because it once was) a member of an Affiliated Group other than an Affiliated Group comprised solely of one or more of the Companies.

               (f) The unpaid material Taxes of the Companies do not exceed the reserve for Tax Liability set forth on the face of the Balance Sheet contained in the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of AIG in filing its Tax Returns.

               3.14   BROKERS AND FINDERS.  None of the Companies or the
Sellers or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

       3.15 TITLE TO PROPERTIES. Except as set forth in SECTION 3.15 of the Disclosure Schedule, each of the Companies has good title to all of the material assets and properties which it owns and which are reflected on the Most Recent Balance Sheet (except for assets and properties sold, consumed or otherwise disposed of by the Companies in the Ordinary Course of Business since the date of the Most Recent Balance Sheet), and such assets and properties are owned free and clear of all Encumbrances, except for (a) Encumbrances listed in SECTION
3.15 of the Disclosure Schedule, (b) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (c) Encumbrances to secure indebtedness reflected on the Most Recent Balance Sheet or indebtedness incurred in the Ordinary Course of Business and consistent with past practice after the date thereof (all of which indebtedness is detailed in SECTION 3.15 of the Disclosure Schedule), (d) mechanic's, materialmen's and other encumbrances which have arisen in the Ordinary Course of Business, and (e) other liens and Encumbrances which do not, individually or in the aggregate, materially detract from the value of the affected assets or the use of such assets in the Business. Each Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each Company does not own nor does it have any interest in any real property or improvements thereon (other than the leases disclosed in SECTION 3.15 of the Disclosure Schedule, and the leasehold improvements relating to the same) nor does any Company have any options, agreements or contracts under which it has the right or obligation to acquire any interest in any real property or improvements (other than as disclosed in SECTION 3.15 of the Disclosure Schedule). Except as set forth in SCHEDULE 3.15 of the Disclosure Schedule, to Sellers' Knowledge there are no covenants, easements, rights-of-way, or regulations of record which impair the uses of any Company's properties for which they are now operated in the Business.

       3.16 INTELLECTUAL PROPERTY. Except as set forth in SECTION 3.16 of the Disclosure Schedule, (i) the Companies own or possess adequate licenses or other valid rights to use all Intellectual Property which are material to the conduct of the business of the Companies taken as a whole, (ii) as of the date of this Agreement, the validity of the Intellectual Property and the title thereto of the Companies are not being questioned in any litigation to which any Company is a party, nor to Sellers' Knowledge, is any such litigation threatened, (iii) as of the date of this Agreement, to Sellers' Knowledge, the conduct of the business of the Companies as now conducted does not conflict with any material Intellectual Property rights of others, and (iv) each Company has a valid and enforceable license or lease (as against the licensor or lessor) to use or to license all such material Intellectual Property utilized by it, without the payment of any royalty or similar payment. All material Intellectual Property of the Companies is listed on SECTION 3.16 of the Disclosure Schedule.

       3.17    INSURANCE.  Attached hereto as SECTION 3.17 of the Disclosure
Schedule is a list of all policies of fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Business within the past seven years (the "Insurance Policies"). With respect to each Insurance Policy for which a claim is currently pending, or under which a claim may still be made, to Sellers' Knowledge after due inquiry: (a) no notice of termination and/or cancellation has been received by any Company; (b) neither AIG nor any other party to the Insurance Policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification (including retroactive or prospective upward adjustment of premiums), or acceleration, under the Insurance Policy; and (c) no party to the policy has repudiated any provision thereof. SECTION 3.17 of the Disclosure Schedule describes any self-insurance arrangements affecting the Companies. Except as set forth in SECTION 3.17 of the Disclosure Schedule, there are no disputes with insurers and there are no pending Actions as to which the insurers have denied liability or are defending under a reservation of rights, and, to Sellers' Knowledge, there exist no claims under such insurance that have not been properly filed.

       3.18    ENVIRONMENTAL MATTERS.

               (a) Except as set forth in SECTION 3.18 of the Disclosure Schedule, each of the Companies and each property, operation and facility that any Company may "own," "operate" or "control" (as each such term is defined by applicable Environmental Laws) with respect to the Business ("Real Property"):

                      (i) is in compliance with all Environmental and OSHA Requirements;

                      (ii) is not subject to any pending or, to Sellers' Knowledge, threatened judicial or administrative proceeding alleging the violation of or liability under any Environmental and OSHA Requirements;

                      (iii) has not filed any notice under or relating to any Environmental and OSHA Requirements indicating or reporting any past or present spillage, disposal or release into the environment of any Hazardous Material;

                      (iv) has obtained and is in compliance with all Permits, Orders or other authorizations required under any Environmental and OSHA Requirements; and

                      (v) does not manufacture, maintain, treat, store, process, utilize, transport or dispose of any Hazardous Materials, other than those listed in SECTION 3.18 of the Disclosure Schedule, which, unless otherwise noted in such SECTION 3.18, are used or maintained in accordance with all applicable Legal Requirements.

               (b) All underground storage tanks ("UST's") located at or beneath any Real Property are described in the Reports listed in SECTION 3.18 of the Disclosure Schedule, and such UST's are in compliance with all applicable Legal Requirements.

               (c) All written notices received by each Company from a governmental, administrative or judicial agency or authority or third party regarding any material investigation or liability of the Companies under Environmental and OSHA Requirements or Section 104 of CERCLA are described in the Reports listed in SECTION 3.18 of the Disclosure Schedule.

       3.19 GOVERNMENTAL PERMITS. All permits, authorizations, consents, licenses, qualifications, approvals or filings (collectively, "Permits") required to conduct the Business are set forth in SECTION 3.19 of the Disclosure Schedule, all of which have been obtained by the Companies, and such Permits are valid and in full force and effect. The Companies are not in violation of any such Permits set forth in SECTION 3.19 of the Disclosure Schedule, except where any violation(s) would not have a Material Adverse Effect. No additional material Permit is required from any Governmental Entity in connection with the conduct of the Business.

       3.20 WARRANTIES. Except as disclosed in SECTION 3.20 of the Disclosure Schedule, there is no outstanding claim, action or investigation against any Company and, to Sellers' Knowledge, no threatened claim, action or investigation against any Company for product liability to any Person or for breach of product warranty liability to any customer of the Business.

       3.21 EMPLOYEES. SECTION 3.21 of the Disclosure Schedule lists all current employees and officers of the Companies with an annual salary in excess of $100,000 on the date hereof, together with the amount of the current annual salaries and total compensation paid or due for services to each such employee or officer and a full and complete description of any commitments to such employees and officers with respect to compensation payable thereafter. Except as set forth in SECTION 3.21 of the Disclosure Schedule, no Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes or claims in writing of unfair labor practices. To Sellers' Knowledge, no Company has committed any unfair labor practice. To Sellers' Knowledge, except as set forth in SECTION 3.21 of the Disclosure Schedule, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the employees of the Companies. Except as disclosed on SECTION 3.21 of the Disclosure Schedule, each Company is in material compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, and wages and hours. Except as disclosed on SECTION 3.21 of the Disclosure Schedule, there are no severance contracts with any employees of the Companies, whether upon a change of control or otherwise. The Sellers understand that Buyer may make changes in the management personnel of the Companies, and makes no representations or warranties with respect to the advisability or the merit of any such changes, including the hiring of new employees. SECTION 3.21 of the Disclosure Schedule further sets forth (a) as of June 30, 1998, all employment, severance, termination and retirement agreements and arrangements, and (b) all indemnification and/or exculpation agreements.

       3.22 EMPLOYEE BENEFITS. SECTION 3.22 of the Disclosure Schedule lists all Employee Benefit Plans that any Company or any member of any Controlled Group of Corporations sponsors or maintains or to which any Company or any member of any Controlled Group of Corporations contributes, or is obligated to contribute, for the benefit of any current or former employee of any Company.

               (a) Except as set forth in SECTION 3.22 of the Disclosure Schedule, each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

               (b) Except as set forth in SECTION 3.22 of the Disclosure Schedule, all required reports and descriptions (including Forms 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. Except as set forth in SECTION 3.22 of the Disclosure Schedule, the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and all similar state or local laws and ordinances have been met with respect to each Employee Welfare Benefit Plan.

               (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due as of the date of this Agreement have been paid to each Employee Pension Benefit Plan and all contributions for any complete or partial period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of each of the Companies. All premiums or other payments for all complete or partial periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

               (d) Except as set forth in SECTION 3.22 of the Disclosure Schedule, each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualified status, and nothing has occurred which could reasonably be expected to jeopardize such qualified status.

               (e) Except as set forth in SECTION 3.22 of the Disclosure Schedule, there have been no Prohibited Transactions with respect to any Employee Benefit Plan. Except as set forth in SECTION 3.22 of the Disclosure Schedule, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. Except as set forth in
SECTION 3.22 of the Disclosure Schedule, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to Sellers' Knowledge, threatened.

               (f) SECTION 3.22 of the Disclosure Schedule sets forth correct and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the most recent Form 5500 Annual Report, and
(iv) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

               (g) Except as set forth in SECTION 3.22 of the Disclosure Schedule, no Company nor any member of any Controlled Group of Corporations contributes to, has ever contributed to, nor ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan. Except as set forth in SECTION 3.22 of the Disclosure Schedule, no Company nor any member of any Controlled Group of Corporations has ever incurred, and to Sellers' Knowledge, there is no reason to expect that any Company nor any member of any Controlled Group of Corporations will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA

(including any withdrawal Liability) or under the Code with respect to any Employee Pension Benefit Plan that such Company nor any member of any Controlled Group of Corporations maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute.
SECTION 3.22 of the Disclosure Schedule sets forth whether or not any Company nor any member of any Controlled Group of Corporations maintains or has ever maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents.

       3.23 GUARANTEES. Except as set forth in SECTION 3.23 of the Disclosure Schedule, none of the Companies is a guarantor nor is it otherwise liable for any Liability of any other Person, including the Companies.

       3.24    CERTAIN BUSINESS RELATIONSHIPS WITH AIG.  Except as set forth in
SECTION 3.24 of the Disclosure Schedule, none of the Companies has been involved in any business arrangement or relationship with the Sellers or any of their respective Affiliates within the past twelve (12) months, and none of the Sellers or any of their respective Affiliates owns any material property or right, tangible or intangible, which is used in the Business.

       3.25 OBLIGATIONS. Attached hereto as EXHIBIT A is a list of all outstanding funded indebtedness of AIG (including accrued interest and dividends thereon), all of which is to be repaid and discharged on or prior to the Closing in accordance with Section 5.7 hereof.

                                      ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THE BUYER

       The Buyer hereby represents and warrants to each Seller as follows:

       4.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power or authority (a) is not, in the aggregate, reasonably likely to have a material adverse effect on the business, assets or financial condition of the Buyer or
(b) would not impair, hinder or adversely affect the ability of the Buyer to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby. The Buyer has heretofore delivered or made available to the Sellers complete and correct copies of its Certificate of Incorporation and By-laws (or other similar charter documents), as currently in effect.

       4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except for the Equitable Exceptions.

       4.3 CONSENTS AND APPROVALS; NO VIOLATION. Except for consents under the HSR Act, there is no requirement applicable to the Buyer to make any filing with, or to obtain any Permit of, any Governmental Entity as a condition to lawful consummation by the Buyer of the purchase of, the Shares pursuant to this Agreement. Neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Shares pursuant to this Agreement will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws (or other similar charter documents) of the Buyer, (b) require any Permit of, or filing with or notification to, any Governmental Entity, except for non-material Permits, filings or notifications, (c) result in a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been or shall prior to the Closing be obtained or (d) violate any applicable Order.

       4.4 ACQUISITION OF STOCK FOR INVESTMENT. The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that none of the Shares may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

       4.5 FINANCING. Attached hereto as EXHIBIT D are valid and enforceable commitment letters (the "Debt Commitments") from (a) Fleet National Bank to provide up to the full amount of $90.0 million in senior secured credit facilities to the Buyer and (b) a syndicate of institutional purchasers to provide up to $25.0 million in senior subordinated financing to the Buyer (together, the "Financing"). The Buyer will use its best efforts to satisfy all requirements to be satisfied or complied with by the Buyer which are conditions to closing all transactions constituting the Financing and which are within its control.

       4.6 LITIGATION. There is no Action pending or, to the knowledge of the Buyer, threatened against or involving the Buyer, and there is no investigation pending or threatened against or involving the Buyer, in each case before any Governmental Entity that questions the validity of this Agreement or any action taken or to be taken by the Buyer in connection herewith.

       4.7 BROKERS AND FINDERS. None of the Buyer or any of its officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

       4.8 PROJECTIONS. In connection with the Buyer's investigation of the Companies, the Buyer has received from AIG certain estimates, projections, forecasts, plans and budgets for the Companies. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it. Nothing herein shall relieve the Sellers from any obligations they may have with respect to any of the representations and warranties made by them pursuant to this Agreement.

                                      ARTICLE V

                               COVENANTS OF THE PARTIES

       5.1 CONDUCT OF THE BUSINESS OF AIG. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Sellers will cause the Companies to conduct their business and operations in the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), permit any Company to:

               (a) (i) create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases but excluding short-term, working capital indebtedness; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; PROVIDED that the Companies may endorse negotiable instruments for deposit in the Ordinary Course of Business;

               (b) redeem or otherwise acquire any Shares or other securities;

               (c) (i) increase the rate or terms of compensation payable or to become payable by any Company to its directors, officers and employees, except for increases occurring in the Ordinary Course of Business in accordance with its past customary practices or in connection with any new collective bargaining agreement between Alliance America and the United Steel Workers Union of America; or (ii) increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers and employees;

               (d) except in the Ordinary Course of Business consistent with past practice, (i) sell, transfer or otherwise dispose of any property or assets, or (ii) mortgage or encumber any property or assets;

               (e) enter into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing) material to the Companies, except agreements, commitments or transactions in the Ordinary Course of Business or as contemplated herein;

               (f) materially change the accounting methods, principles or practices employed by the Companies;

               (g)    delay or reduce any budgeted capital expenditures;

               (h) declare or pay any dividend or distribution on any shares of the capital stock of AIG; or

               (i)    agree to do any of the foregoing.

       5.2 CONFIDENTIALITY AGREEMENTS. Any information provided pursuant to this Agreement shall be held by the parties hereto in accordance with and shall be subject to the terms of the Confidentiality Agreements, dated June 12, 1998, among the Buyer, Wind Point Partners and AIG (together, the "Confidentiality Agreements").

       5.3 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, the Sellers and the Buyer agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective by October 6, 1998, and in any case no later than October 31, 1998, the transactions contemplated by this Agreement and to cooperate in connection with the foregoing, including using their respective commercially reasonable efforts
(a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (b) to obtain all consents, Permits, approvals and authorizations that are required to be obtained under any Legal Requirements, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, including, without limitation, under the HSR Act, and (e) to fulfill all conditions to this Agreement. The Sellers and the Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order or Legal Requirements that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. From time to time after the Closing Date, without further consideration, each Seller will, at his or its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Shares sold by such Seller pursuant hereto, and to effect an orderly transition of the ownership and management of the Business. From time to time after the Closing Date, without further consideration, the Buyer will, at Sellers' expense, execute and deliver such documents to any Seller as such Seller may reasonably request in order more effectively to consummate the sale of the Shares pursuant to this Agreement.

       5.4 ACCESS AND INFORMATION. The Sellers (a) shall permit the Buyer and its representatives (including, for purposes of this Section 5.4, prospective lenders), after the date of execution of this Agreement and prior to the Closing Date, to have reasonable access, during regular business hours and upon reasonable advance notice, to the offices, plants, properties, books and records, personnel, counsel and auditors of AIG, (b) shall furnish, or cause to be furnished, to the Buyer or its representatives any financial and operating data and other information with respect to the business and properties of AIG as the Buyer or its representatives shall from time to time reasonably request for the purpose of verifying the representations and warranties of the Sellers hereunder and (c) shall cause its auditors to permit the Buyer and its representatives to examine their records and working papers to the extent such records and papers pertain to the Business; PROVIDED, HOWEVER, that no investigation by the Buyer or its representatives shall affect or limit the scope of the Sellers' representations and warranties herein or limit the Sellers' liability for any breach of such representations and warranties. In the event of the termination of this Agreement, the Buyer shall (i) promptly deliver to the Sellers all documents containing confidential information obtained by the Buyer from the Sellers, AIG or their representatives and (ii) certify to the Sellers that the Buyer has destroyed, or caused to be destroyed, documents, work papers and other material generated by the Buyer reflecting confidential information obtained from the Sellers, AIG or their representatives as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. The Buyer shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any information so obtained to be kept confidential and will not use, or permit the use of, such documents, work papers and other materials in its business or in any other manner or for any other purpose except as contemplated hereby and except for any such information that is now or hereafter becomes available to the public through no fault of the Buyer or its representatives or was in fact known to the Buyer prior to its disclosure hereunder as evidenced by written records.

       5.5 HSR ACT AND OTHER FILINGS. Promptly after the date of this Agreement, the parties shall cooperate with one another in connection with filing all required notifications with the United States Federal Trade Commission and the Department of Justice under the HSR Act, and shall thereafter, as and to the extent requested by either or both of such Governmental Entities, timely provide such additional information as may be requested in order to obtain, as promptly as reasonably possible, the required consents of such Governmental Agencies under the HSR Act or obtain early termination of the applicable waiting period.

       5.6 PUBLIC ANNOUNCEMENTS. The Sellers and the Buyer will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. The Buyer shall make no announcement, statement, comment, response to inquiries or other disclosure, public or otherwise, relating to the transactions contemplated hereby or the substance thereof prior to the Closing except to the extent the Buyer is advised by its legal counsel that disclosure is required by applicable law.

       5.7 DISCHARGE OF OBLIGATIONS. Unless otherwise instructed by the Buyer in writing, on or prior to the Closing, the Sellers shall have provided for the payment in full by the Companies of the indebtedness (including all accrued interest and obligations through the Closing Date) of the Companies set forth on EXHIBIT A attached hereto. Such indebtedness as of June 30, 1998, is listed on the Most Recent Balance Sheet. The Sellers shall have also provided for the termination of all Encumbrances of record on the properties of the Companies, except for those noted in SECTION 3.15 of the Disclosure Schedule as surviving the Closing. All liens or UCC filings against the Companies shall have been terminated as of the Closing. Unless otherwise paid or discharged in full, any such payments shall be paid by the Buyer and subtracted from the Purchase Price.

       5.8 EMPLOYEE MATTERS. The Sellers shall have provided for the cancellation, at or prior to the Closing, of any stock options, warrants, deferred bonus programs, and phantom equity plans outstanding with respect to the Companies, at no cost to the Buyer and/or AIG. In conjunction with the cancellation of such programs, all eligible employees shall have signed cancellation agreements in form and substance reasonably acceptable to Buyer.

       5.9 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Buyer or the Sellers in connection with this Agreement and the transactions contemplated hereby will be paid by the Buyer or the Sellers, respectively.

       5.10 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, the Sellers will supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to complete or correct any information in the Disclosure Schedule or in any representation or warranty of the Sellers or AIG which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Article VI hereof (including, without limitation, Section 6.2(a) hereof), no such supplement or amendment shall be given effect.

       5.11    CERTAIN TAX MATTERS.

               (a) The Sellers shall file all Tax Returns for the short-year period ending on the Closing Date. The Buyer shall or shall cause AIG to provide the Sellers, with such assistance as may reasonably be requested in connection with the preparation of any Tax Return with respect to periods ending on or prior to the Closing Date, any notice, letter, correspondence, claim, audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and for a period of at least ten years from the Closing Date each will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section or any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

               (b) The Buyer shall notify the Sellers in writing within ten days after its receipt of any notice, letter, correspondence, claim, audit or other administrative proceeding, dispute or contest by any taxing authority ("Tax Dispute") concerning any Tax Return of AIG filed with respect to any taxable year or period ending on or before the Closing Date. Such notice hereunder shall include a complete copy of any such notice, letter, correspondence or claim.

               (c) Any sales, use, VAT, stock transfer, real property transfer, real property transfer gains or other transfer or similar Taxes incurred as a result of the sale of the Shares contemplated by this Agreement shall be paid by the Sellers.

       5.12 NO SOLICITATION. The Sellers and AIG agree that, prior to any termination of this Agreement pursuant to Article VII hereof, none of the Companies, any of their Subsidiaries or any of the Sellers (a) will solicit, initiate or negotiate with respect to any inquiries or proposals relating to (i) the possible direct or indirect acquisition of the Shares or of all or a portion of the assets or business of the Companies or any Subsidiary of the Companies or
(ii) any merger or consolidation with AIG or any Subsidiary of AIG, and/or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. In the event that any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, the Sellers shall promptly notify any such offer or that AIG is not available for purchase.

       5.13 QUALIFYING SHARES. The transfer of the Shares of the Foreign Subsidiaries shall be inscribed as of the Closing in the shareholders' register of each of Alliance Europe and Alliance Graphics and signed by the Buyer, Richard Kracum and/or Jeffrey Gonyo (or their representatives pursuant to a valid power of attorney). The parties shall take any and all other steps as are required to transfer effectively such Shares under the laws of the appropriate foreign jurisdictions.

       5.14 NOTICE OF DEVELOPMENTS. Each party will keep the other parties reasonably informed of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

       5.15 CONFIDENTIALITY. Each of the Sellers will treat and hold as such all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement for a period of three (3) years from the Closing. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller will notify the Buyer as reasonably early as the circumstances permit of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.15. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is compelled to disclose any Confidential Information to any tribunal, such Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Seller shall cooperate with the Buyer to obtain, at the reasonable request of the Buyer and at the sole expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

       5.16    NON-COMPETITION; NON-SOLICITATION.

               (a) For a period of three (3) years after the Closing Date, without the prior written consent of the Buyer, none of the Sellers nor any of their Affiliates shall, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business which derives any material amount of revenues from any business activities similar to or competitive with the Business, except that nothing contained herein shall prevent the Sellers and their Affiliates from owning less than one percent (1%) of the outstanding shares of a publicly-traded company.

               (b) For a period of two (2) years after the Closing Date, none of the Sellers nor any of their Affiliates shall, without the prior written approval of the Buyer, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of any of the Companies at any time on or after the date hereof to terminate his or her employment with such Company.

               (c) Each of the Sellers agrees that any remedy at law for any breach by it or any of their Affiliates of this Section 5.16 would be inadequate, and the Buyer shall be entitled, without requirement of posting any bond or indemnity, to injunctive relief in such a case. The parties hereby acknowledge the reasonableness of the time, geographic scope and nature of the foregoing restrictions; nonetheless, if it is ever held that any restriction placed upon the Sellers by this Section 5.16 is too onerous or is not necessary for the protection of the Buyer, the Sellers agree that any court of competent jurisdiction may impose such lesser restriction that such court may consider to be necessary or appropriate to properly protect the Buyer.

       5.17 NEW AIG STOCKHOLDERS. AIG and each of the Sellers agrees that any Person who after the date of this Agreement is offered shares of Common Stock shall, as a condition precedent to the acquisition of such shares of Common Stock, become a party to this Agreement by executing this Agreement and delivering the same to the Buyer at its address specified in Section 9.3 hereof. Upon such execution and delivery, such Person shall be a Seller for all purposes of this Agreement.

                                     ARTICLE VI

                                 CLOSING CONDITIONS

       6.1 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS. The obligations of each Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Sellers holding a majority of the Shares:

               (a) The representations and warranties of the Buyer contained herein, taken as a whole, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

               (b) The Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

               (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against the Sellers, the Companies or any of their respective Affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

               (d) All consents and approvals of Governmental Entities (including, without limitation, consents under the HSR Act or termination or expiration of the applicable waiting period thereunder) or third parties necessary for consummation by the Sellers and/or AIG of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a material adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) of AIG.

               (e) The Buyer shall have furnished the Sellers with such certificates of its officers and others to evidence its compliance with the conditions set forth in Section 6.01(a)-(d) as may be reasonably requested by the Sellers.

               (f) The Buyer, the Sellers' Agent, the Sellers and the Escrow Agent shall have entered into the Escrow Agreement, in substantially the form attached hereto as EXHIBIT E.

               (g) AIG, the Sellers' Agent and the Sellers shall have entered into the Royalty Agreement, in substantially the form attached hereto as EXHIBIT F.

       6.2 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by the Buyer:

       (a) The representations and warranties of the Sellers contained herein, taken as a whole, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date.

       (b) The Sellers shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing Date.

       (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending) against the Buyer or any of its Affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

               (d) All consents and approvals of Governmental Entities (including, without limitation, consents under the HSR Act or termination or expiration of the applicable waiting period thereunder) or third parties necessary for consummation by the Buyer of the transactions contemplated hereby or the ongoing operation of the Business subsequent to the Closing shall have been obtained, other than those which, if not obtained, would not have a Material Adverse Effect.

               (e) The Sellers shall have furnished the Buyer with such certificates of the Sellers' Agent to evidence the compliance with the conditions set forth in Section 6.2(a) to (d) as may be reasonably requested by the Buyer.

               (f) The Buyer, the Sellers' Agent, the Sellers and the Escrow Agent shall have entered into the Escrow Agreement, in substantially the form attached hereto as EXHIBIT E.

               (g) AIG, the Sellers' Agent and the Sellers shall have entered into the Royalty Agreement, in substantially the form attached hereto as EXHIBIT F.

               (h) The Buyer shall have received from counsel to the Sellers an opinion with respect to the matters set forth in EXHIBIT G attached hereto, addressed to the Buyer and dated as of the Closing Date.

               (i) The Sellers shall, at their expense (and at no cost to the Buyer and/or AIG), have caused to be cancelled (i) all outstanding options, warrants, convertible securities or other rights to purchase or subscribe for any capital stock of AIG, and (ii) any options, warrants, convertible securities or other such rights in any of the other Companies held by employees of any such Companies.

               (j) No Material Adverse Effect, or event or condition which could reasonably be expected to result in or give rise to a Material Adverse Effect, shall have occurred since the date hereof.

               (k) No unsatisfied liens for the failure to pay Taxes of any nature whatsoever shall exist against the Companies, or against or in any way affecting any Shares.

               (l) The Buyer shall have received the proceeds of the Financing pursuant to the Debt Commitments.

               (m) The Buyer shall have entered into an employment agreement, on terms satisfactory to the Buyer, with Michael H. Dunn, in substantially the form attached hereto as EXHIBIT H.

               (n) Except for any directors as to whom the Buyer has waived this condition, each of the Companies shall deliver the written resignations of all directors of each such Company effective as of the Closing Date.

               (o) The agreements set forth in SECTION 3.24 of the Disclosure Schedule and any other similar agreements providing for management or consulting fees payable to Wind Point, the other Sellers or any of their respective Affiliates (other than agreements entered into as of the date hereof) shall be terminated with no further liability or obligation on the part of AIG, the Buyer or any of their respective Affiliates following the Closing Date.

                                    ARTICLE VII


                            TERMINATION AND ABANDONMENT

       7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual consent of the Buyer and Sellers holding a majority of the Shares;

               (b) by the Sellers holding a majority of the Shares or by the Buyer at any time on or after 5:00 p.m. on October 31, 1998, PROVIDED, HOWEVER, that (i) such October 31, 1998 date shall be extended in the event that there shall then exist, and to the extent reasonably required in order for either party to respond to, any pending request for further information in connection with compliance under the HSR Act, and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party (A) who shall then be in material breach or default of any of its representations, warranties or covenants under this Agreement, or (B) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

               (c) by the Buyer, if there has been a material violation or breach by the Sellers of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer or cured by the Sellers (following reasonable notice) to the Buyer's reasonable satisfaction;

               (d) by the Buyer, if a matter or problem resulting in a Material Adverse Effect has occurred or been discovered and, following reasonable notice to the Sellers, not been resolved to the Buyer's sole satisfaction;

               (e) by the Buyer, if there shall be in effect or announced to occur any labor strike, work stoppage, slowdown or other such event or condition relating to any material portion of the operations of AIG; or

               (f) by the Sellers holding a majority of the Shares, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Sellers impossible and such violation or breach has not been waived by the Sellers or cured by the Buyer (following reasonable notice) to the Sellers' reasonable satisfaction.

       7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either party pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by the parties hereto. If this Agreement is terminated as provided herein, this Agreement, other than the obligations of each party under Sections 5.6, 5.9, 5.15 and 7.3 hereof, shall forthwith become null and void, without any liability on the part of either party hereto, or any Subsidiaries or Affiliates of, or any officers, directors or employees of, either party. Nothing contained in this Section 7.2 shall relieve either party of liability for a breach of any of its covenants or agreements contained in this Agreement.

       7.3     CERTAIN PAYMENTS UPON TERMINATION.

               (a) Upon any termination of this Agreement (i) by the Buyer, or (ii) by the Sellers pursuant to Section 7.1(f) hereof, then, provided that the representations and warranties made by the Sellers in this Agreement are then true and correct in all material respects and the Sellers have performed all of their covenants and obligations under this Agreement, the Buyer shall immediately pay to the Sellers' Agent (for the ratable benefit of the Sellers), by wire transfer of immediately available funds, the sum of $750,000 in reimbursement for and in consideration of, among other things, the Sellers' time, expenses and lost opportunity costs; PROVIDED, HOWEVER, that no payment shall be required under this Section 7.3(a) if, at the time of termination of this Agreement, (A) there exists a material deviation (as hereinafter defined) affecting AIG, (B) Michael H. Dunn is not ready, willing and able to enter into and perform his employment agreement substantially in the form of EXHIBIT H, (C) there is in effect or announced to occur any labor strike, work stoppage, slowdown or other such event or condition relating to any material portion of the operations of AIG, (D) there is pending any litigation, action, proceeding or Order enjoining or restraining, or which seeks to enjoin or restrain, the consummation of the transactions contemplated by this Agreement, or (E) the required consent of any governmental agency has not been obtained or is not in effect. As used herein, the term "material deviation" means either of (x) a reduction of 5% or more in AIG's aggregate net asset value from that reflected in the consolidated balance sheet of AIG as of June 30, 1998, or (y) a negative variation of 10% or more in AIG's consolidated earnings before interest, taxes, depreciation and amortization from that reflected in AIG's budgeted performance for the period of January 1, 1998 through the close of the most recent fiscal month of AIG prior to the date of termination of this Agreement, in either case without giving effect to adjustments relating to foreign currency translation or current and deferred income tax expenses; and PROVIDED, FURTHER, HOWEVER, that no payment shall be required under this Section 7.3(a) if the Buyer has terminated this Agreement pursuant to Section 7.1(b) of this Agreement and the reason for such termination is the failure of the Buyer to satisfy the closing condition set forth in Section 6.2(l) hereof due to the absence of a new union contract in effect with respect to the union employees at AIG's Okmulgee, Oklahoma manufacturing facility.

               (b) Upon any termination of this Agreement (i) by the Buyer pursuant to Section 7.1(c) hereof, or (ii) by the Sellers other than pursuant to
Section 7.1(b) if such termination occurs after December 31, 1998, or 7.1(f) hereof, then the Sellers shall, jointly and severally, immediately pay to the Buyer, by wire transfer of immediately available funds, the sum of $750,000 in reimbursement for and in consideration of, among other things, the Buyer's time, expenses and lost opportunity costs.

                                    ARTICLE VIII

                            SURVIVAL AND INDEMNIFICATION

       8.1     GENERAL.

               (a) From and after the Closing Date, the Sellers shall defend, indemnify and hold harmless the Buyer (which shall, for purposes of this Article VIII, include its Affiliates, each of their respective directors and officers, and each of their heirs, executors, successors and assigns of any of the foregoing) from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, costs of investigation and reasonable attorneys' fees, that the Buyer may incur, sustain or suffer ("Losses") as a result of any breach of, or failure by the Sellers to perform, any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement. Notwithstanding the foregoing, Losses shall not include claims for misrepresentation or breach of warranty under Section 3.6 of this Agreement.

               (b) From and after the Closing Date, the Buyer shall defend, indemnify and hold harmless the Sellers (which shall, for purposes of this Article VIII, include its Affiliates, each of their respective directors and officers, and each of their heirs, executors, successors and assigns of any of the foregoing) from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, costs of investigation and reasonable attorneys' fees, that the Sellers may incur, sustain or suffer as a result of any breach of, or failure by Buyer to perform, any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement.

               (c) The obligations of indemnity of each of the Sellers described in Section 8.1(a) of this Agreement shall be several, and not joint, in accordance with their proportionate interests in the Shares as reflected in EXHIBIT B hereto; PROVIDED, HOWEVER, that if the Buyer is unable, after exercising reasonable efforts to collect on any specific Losses from one or more of the Sellers who are not then affiliated with the Buyer, including, but not limited to, Henry Fleck and Richard Krant (the "Defaulting Sellers"), then Wind Point shall perform and satisfy the indemnification obligation of the Defaulting Sellers hereunder to the Buyer with respect to such Losses on a several basis.

       8.2     LIMITATIONS ON CERTAIN INDEMNITY.

               (a) Notwithstanding any other provision of this Agreement to the contrary, except with respect to any Losses involving proven fraud by any of the Sellers and except as specified in Section 8.2(c) with respect to Environmental Claims (as defined below), the Sellers shall not be liable to the Buyer with respect to Losses unless and then only to the extent that the aggregate amount of all Losses incurred by the Buyer and not paid for by applicable insurance shall exceed the sum of $500,000 (the "General Basket"). Except as specified in Section 8.2(c), the Sellers shall thereafter be liable for all Losses in excess of the Basket, up to a maximum aggregate liability equal to $4,000,000 (the "Cap"), provided that there shall not be counted against the General Basket or such limitation of liability, and the General Basket and such limitation of liability shall not apply to, any Losses involving proven fraud by any of the Sellers.

               (b) The Buyer shall be entitled to indemnification by the Sellers for Losses only in respect of claims for which notice of claim shall have been given to the Sellers on or before December 31, 1999, or, (i) with respect to Losses relating to a breach of any warranties under Sections 3.13 and
3.22 hereof, the expiration of the final statute of limitations for those tax returns and/or reports covered by the warranties under Sections 3.13 and 3.22 hereof, (ii) with respect to Losses for which indemnification may be sought under Section 3.18 hereof ("Environmental Claims"), on or before the third anniversary of the Closing Date unless, prior to such date, the Buyer has notified in reasonable detail the Sellers of a claim for indemnity hereunder; PROVIDED, HOWEVER, that the Buyer shall not be entitled to indemnification hereunder in the event that the subject claim for indemnification relates to a third-party claim and the Buyer delayed giving notice thereof to the Sellers to such an extent as to cause material prejudice to the defense of such third-party claim, or (iii) with respect to Losses relating to a breach of warranties under
Article II hereof, without limitation as to time. Any claim for indemnification by the Buyer under this Section 8.2 shall be paid first from the Escrow Fund in accordance with the procedures set forth in the Escrow Agreement.

               (c) Notwithstanding the provisions of Section 8.2(a) as to the limitations of liability payable by the Sellers hereunder, the following provisions shall apply to any Environmental Claims by the Buyer for indemnification:

                      (i) As to any Environmental Claims relating to or involving AIG's existing manfacturing facility located in Crespin, France or AIG's former facility located in Port Carbon, Pennsylvania (together, the "Special Facilities"), the Buyer shall be entitled to indemnification only if the subject Losses involve proven fraud by any of the Sellers or if the aggregate amount of all such other (i.e., non-fraud) Losses for which indemnification is otherwise available hereunder exceeds $600,000 (the "Special Environmental Basket"). If the Special Environmental Basket has been reached, then, with respect to non-fraud Losses relating to the Special Facilities only, the Sellers shall promptly pay, as incurred, two-thirds of the amount of any such Losses incurred by the Buyer or AIG in excess of the Special Environmental Basket, with the Buyer retaining the balance of any such Losses, but the additional amount of indemnification payable by the Sellers under this Section 8.2(c), when aggregated with all other indemnification payments by the Sellers under this Article VIII (other than Losses involving proven fraud by any of the Sellers) shall not exceed the Cap.

                      (ii) As to any Environmental Claims relating to or involving any facilities of AIG other than the Special Facilities, the Buyer shall be entitled to indemnification from the Sellers who shall promptly pay, as incurred, two-thirds of the amount of any Losses incurred by the Buyer or AIG, with the Buyer retaining the balance of any such Losses, with no deduction with respect to the General Basket or Special Environmental Basket, except that the aggregate amount of indemnification payable by the Sellers under this Article VIII (other than Losses involving proven fraud by any of the Sellers) shall not exceed the Cap.

       8.3 CLAIMS FOR INDEMNITY. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

       8.4 RIGHT TO DEFEND. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at its expense and through a single counsel of its own choosing, to defend or prosecute such claim in the name of the indemnifying party, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

                                     ARTICLE IX

                              MISCELLANEOUS PROVISIONS

       9.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties at any time prior to the Closing Date with respect to any of the terms contained herein.

       9.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition contained herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

       9.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               If to the Sellers or
               Sellers' Agent to: ;     Wind Point Partners
                                        676 North Michigan Avenue, Suite 3300
                                        Chicago, IL  60611
                                        Attention:     Mr. Richard Kracum

               with a copy to:          Hogan & Hartson, LLP
                                        555 Thirteenth Street, NW
                                        Washington, DC 20004
                                        Attention:  J. Hovey Kemp, Esq.

               If to the Buyer to:      PolyVision Corporation
                                        48-62 36th Street
                                        Long Island City, NY  11101
                                        Attention:  Mr. Joseph A. Menniti
                                        President and
                                        Chief Executive Officer
                                        -and-

                                        Mr. Bragi F. Schut, Director
                                        c/o The Alpine Group, Inc.
                                        1790 Broadway, 15th Floor
                                        New York, NY  10019

               with a copy to:          Greenberg Traurig
                                        The MetLife Building
                                        200 Park Avenue, 15th Floor
                                        New York, NY  10166
                                        Attention:  Richard M. Zaroff, Esq. and
                                                    Spencer G. Feldman, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

       9.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder, PROVIDED, HOWEVER, that the Buyer may, without requirement of any consent of any of the Sellers, assign (a) any or all of its rights and interests hereunder to a wholly-owned Subsidiary (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder), and (b) any or all of its rights (including, without limitation, rights to indemnification) hereunder to any financial institution(s) or other lender(s) providing financing to the Buyer and/or AIG from time to time.

       9.5 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters relating to validity, construction, effect, performance and remedies. Each of the parties agrees to
(i) the irrevocable designation of the Secretary of State of the State of New York as its agent upon whom process against it may be served and (ii) personal jurisdiction in any action brought in any court, federal or state, within the State of New York, County of New York having subject matter jurisdiction arising under this Agreement.

       9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       9.7 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

       9.8 ENTIRE AGREEMENT. This Agreement, including the documents, schedules, certificates and instruments referred to herein, the letter dated June 29, 1998 to Steven Elbaum from Michael H. Dunn and the Confidentiality Agreements, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreements.

       9.9 FACSIMILE SIGNATURE. This Agreement may be executed manually or by facsimile signature, receipt of which is confirmed. In the case of signatures sent by facsimile, signatures manually affixed shall be subsequently sent to all parties.

       IN WITNESS WHEREOF, the Sellers and the Buyer have caused to be signed by their duly authorized officers this Agreement as of the date first above written.

                                   POLYVISION CORPORATION

                                   By: /s/ JOSEPH A. MENNITI
                                      ---------------------------
                                      Name:  Joseph A. Menniti
                                      Title: President and CEO

                                   ALLIANCE INTERNATIONAL GROUP, INC.

                                   By: /s/ MICHAEL H. DUNN
                                      ---------------------------
                                      Name:  Michael H. Dunn
                                      Title: President and CEO

                                   SELLERS:

                                   WIND POINT PARTNERS III, L.P.
                                   By: Wind Point Partners, its General Partner (As a Seller and Sellers' Agent)

                                   By: /s/ RICHARD R. KRACUM
                                      ---------------------------
                                      Name:  Richard R. Kracum
                                      Title: Managing Member

                                       /s/ MICHAEL H. DUNN
                                   ------------------------------
                                           Michael H. Dunn

                                       /s/ HENRY FLECK
                                   ------------------------------
                                           Henry Fleck

                                       /s/ ROBERT KROL
                                   ------------------------------
                                         Robert Krol

                                       /s/ RICHARD J. STILL
                                   ------------------------------
                                           Richard J. Still

                                        /s/ RICHARD BERRY
                                   ------------------------------
                                            Richard Berry

                                       /s/ RICHARD KRANT
                                   ------------------------------
                                           Richard Krant

                                POLYVISION CORPORATION
                                  48-62 36th Street
                          Long Island City, New York  11101

                                                       November 20, 1998

Wind Point Partners
676 North Michigan Avenue
Suite 3300
Chicago, Illinois  60611

Attention:  Mr. Richard R. Kracum

Dear Sirs:

               PolyVision Corporation, a New York corporation (the "Buyer"), Alliance International Group, Inc., a Delaware corporation ("AIG"), Wind Point Partners III, L.P., a Delaware limited partnership ("Wind Point"), and the other stockholders of AIG (together with Wind Point, the "Sellers") have entered into a Stock Purchase Agreement, dated as of September 1, 1998 (the "Purchase Agreement"), which they now desire to amend and modify as follows. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

               1. SEPARATE PURCHASE OF FOREIGN SUBSIDIARIES. The Buyer, AIG and the Sellers have agreed to restructure the transactions contemplated by the Purchase Agreement to permit the Buyer to purchase the outstanding capital stock of each of Alliance Europe and Aubecq (together, the "European Subsidiaries") in separate transactions. In this regard, the parties agree that (i) the closings of such separate acquisitions shall be occur immediately prior to the Closing, (ii) the Purchase Price shall be allocated as set forth below to reflect such separate acquisitions, and shall be paid in the same manner as provided in Section 1.3 of the Purchase Agreement,
(iii) Section 1.3(b) of the Purchase Agreement shall apply as if AIG and the European Subsidiaries were acquired in a single transaction, (iv) the Buyer shall bear all out-of-pocket costs of implementing such restructuring, and shall indemnify and reimburse the Sellers for any such costs, including but not limited to Taxes paid and reasonable attorneys' fees of the Sellers, and
(v) the terms and conditions of the purchase and sale of the capital stock of the European Subsidiaries otherwise shall be made on the same terms and conditions as the purchase and sale of the Shares under the Purchase Agreement to the extent such terms and conditions are relevant to the purchase and sale of the capital stock of the European Subsidiaries. The indemnities made by the Sellers in the Purchase Agreement shall be applicable to and enforceable by each Purchaser under, and as defined in, the Share Purchase Agreements relating to the sale of the capital stock of the European Subsidiaries, the forms of which are attached as EXHIBIT 1 hereto.

               Accordingly, immediately prior to the Closing, the Sellers shall cause (a) first, AIG to cause Alliance Europe and Alliance Pentagon to assign, convey and transfer to a wholly-owned French subsidiary of the Buyer all of the outstanding capital stock of Aubecq in consideration for U.S.$4,000,000, and (b) second, AIG to assign, convey and transfer to a wholly-owned Belgian subsidiary of the Buyer all of the outstanding capital stock of Alliance Europe in consideration for U.S.$7,000,000. Alliance Europe shall use the purchase price received in the sale of its capital stock of Aubecq to reduce the outstanding revolving credit borrowings of Alliance Europe to KBC Bank N.V. (formerly Kredietbank N.V.). Each of the Sellers, AIG and the Buyer shall use their best efforts to obtain any and all approvals and consents required for these separate transactions prior to the Closing Date.

               2. NEW AIG SHAREHOLDERS. Wind Point has advised the Buyer that, subsequent to the execution of the Purchase Agreement, there have been certain changes to the list of Sellers attached as Exhibit B to the Purchase Agreement, including the addition of new AIG shareholders and transfers by certain of the Sellers. EXHIBIT 2 hereto contains a true and complete list of the names and addresses of the holders of record of all of the Shares, and the number of Shares held by each such Seller, on the date hereof. Pursuant to Section 5.17 of the Purchase Agreement, by executing this letter agreement, each of the new AIG shareholders, namely Gerard Thys, Lynn M. Turner, Immaculate Conception Congregation and Wind Point III Executive Advisor Partners, L.P., agrees with the Buyer and the other parties to the Purchase Agreement to be a "Seller" for all purposes of the Purchase Agreement and this letter agreement and to be bound by and comply with all the provisions of the Purchase Agreement governing the Sellers, and all Shares acquired by them shall be held subject to the provisions of the Purchase Agreement.

               As indicated on EXHIBIT 2, it is understood that The Northwestern Mutual Life Insurance Company ("NML"), which holds warrants to acquire certain shares of capital stock of AIG, intends prior to Closing to exchange its warrants for a pro rata portion of the Purchase Price which will be paid to NML as though it were a Seller under the Purchase Agreement, Seller Note (as defined below) and Royalty Agreement, notwithstanding that NML will not execute such agreements. Pursuant to a warrant exchange agreement between AIG and NML, under which NML's warrant will be surrendered and cancelled, NML shall also be entitled to its pro rata portion of any rights or obligations under the Seller Note and Royalty Agreement.

               3. MODIFICATION OF PURCHASE PRICE CONSIDERATION. The Sellers have agreed to accept, in payment of $8,000,000 of the Cash Portion of the Purchase Price, a Convertible Subordinated Promissory Note of the Buyer in the principal amount of $8,000,000 payable to the Sellers' Agent on behalf of the Sellers, in the form of EXHIBIT 3 hereto (the "Seller Note"). Accordingly, on the Closing Date, the Buyer (a) shall pay to the Sellers, in accordance with the terms of Section 1.3 of the Purchase Agreement, $67,000,000 of the Cash Portion of the Purchase Price (minus (i) the principal and interest and all other charges of indebtedness other than the prepayment premium to NML, plus (ii) one-half of the prepayment premium on the indebtedness owed to NML, up to a maximum payment by the Buyer of $800,000) and (b) shall deliver the Seller Note to the Sellers' Agent.

               4. MODIFICATION OF ROYALTY AGREEMENT. The Sellers and AIG have agreed that the Sellers who are currently employees of AIG and the Immaculate Conception Congregation shall forego their participation in any payments which may be due to them now or in the future under the Royalty Agreement, which has been modified to reflect this arrangement, and that the Sellers listed on EXHIBIT 4 shall sign and be the beneficiaries of the Royalty Agreement in the percentages listed thereon.

               5. ELIMINATION OF ESCROW AGREEMENT. The Buyer and the Sellers agree to eliminate the requirement of an Escrow Deposit pursuant to
Section 1.4 of the Purchase Agreement.

Notwithstanding the foregoing, the Sellers acknowledge and agree that the principal amount of the Seller Note shall be subject to offset by indemnifiable Losses of the Buyer arising under Section 8.2 of the Purchase Agreement in the same manner and to the same extent as previously described in the Escrow Agreement attached as Exhibit E to the Purchase Agreement.

               6. CLARIFICATION TO SECTION 8.2(C). Notwithstanding the disclosures set forth in the Environmental Reports referred to in Section
3.18 of the Disclosure Schedule, the environmental indemnity obligations of the Sellers contained in Section 8.2(c) of the Purchase Agreement include the remediation requirements under Environmental Laws with respect to Crespin, France and Port Carbon, Pennsylvania.

               7. ALPINE EQUITY INVESTMENT. The Buyer will, on or prior to the Closing, receive $5,000,000 cash from The Alpine Group, Inc. in consideration of shares of the Buyer's Series C Convertible Preferred Stock having the rights, restrictions, privileges and preferences as set forth in the Certificate of Amendment of the Certificate of Incorporation of the Buyer, a copy of which has been previously delivered to the Sellers' Agent.

               8. CONFIDENTIALITY. The Buyer and the Sellers agree that none of them will disclose, or permit any disclosure of, the existence, terms or conditions of this letter agreement, except as, and only to the extent, required by law or valid judicial process. Each of the Buyer and the Sellers shall exhaust all legal defenses and remedies reasonably available to avoid any such disclosure in the event that any legal claim or other judicial process is asserted or utilized seeking to compel such disclosure.

               9. THIRD PARTY RIGHTS. Except as otherwise expressly set forth in Section 9.4 of the Purchase Agreement or, with respect to NML, as set forth in the second paragraph of Section 2 above, the Purchase Agreement as amended by this letter agreement shall inure to the sole benefit of the parties thereto, and the Purchase Agreement as amended by this letter agreement shall create no rights or benefits in any other Person.

               10. EFFECT ON PURCHASE AGREEMENT; MISCELLANEOUS. The Purchase Agreement shall be deemed to be amended and modified by the terms of this letter agreement. Except as so amended and modified, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. This letter agreement shall be governed by the laws of the State of New York and may be executed in one or more counterparts which together shall constitute one instrument.

               If the foregoing is in accordance with your understanding, please sign and return to the Buyer the enclosed counterpart of this letter, whereupon this letter shall constitute a binding agreement between the Buyer, AIG and the Sellers in accordance with its terms.

                                        Very truly yours,

                                        POLYVISION CORPORATION


                                        By: /s/ JOSEPH A. MENNITI
                                           ----------------------------
                                           Joseph A. Menniti
                                           President and Chief Executive Officer

Agreed to and Accepted
as of the date first written above:

ALLIANCE INTERNATIONAL GROUP, INC.

By: /s/ MICHAEL H. DUNN
   ------------------------------
   Michael H. Dunn
   President and Chief Executive Officer

WIND POINT PARTNERS III, L.P.
By: Wind Point Partners, its General Partner
    (as a Seller and Sellers' Agent)


By: /s/ RICHARD R. KRACUM
   ------------------------------
   Richard R. Kracum
   Managing Member


    /s/ MICHAEL H. DUNN
---------------------------------
        Michael H. Dunn

    /s/ HENRY FLECK
---------------------------------
        Henry Fleck

    /s/ ROBERT KROL
---------------------------------
        Robert Krol

    /s/ RICHARD J. STILL
---------------------------------
       Richard J. Still

    /s/ RICHARD BERRY
---------------------------------
       Richard Berry

    /s/ RICHARD KRANT
---------------------------------
        Richard Krant

    /s/ GERARD THYS
---------------------------------
        Gerard Thys

    /s/ LYNN M. TURNER
---------------------------------
        Lynn M. Turner


IMMACULATE CONCEPTION CONGREGATION
(a non-profit religious organization)


By: /s/ DAVID H. REITH
   ------------------------------
   Name:  David H. Reith
   Title: Authorized Signatory

WIND POINT III EXECUTIVE ADVISOR PARTNERS, L.P.
By: Wind Point Partners, its General Partner


By: /s/ RICHARD R. KRACUM
   ------------------------------
   Richard R. Kracum
   Managing Member



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